                                                                    EXHIBIT 12.1

     STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                    (TRANSITION
                                                                                      PERIOD)
                                    THREE MONTHS                        TWELVE         THREE
                                       ENDED           YEAR ENDED    MONTHS ENDED   MONTHS ENDED
                                     MARCH 31,        DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                 ------------------   ------------   ------------   ------------
                                   1998      1997         1997           1996           1996
                                 --------   -------   ------------   ------------   ------------
Pretax income..................  $ 80,286   $79,081     $ 60,124       $128,783       $52,836
                                 --------   -------     --------       --------       -------
Add fixed charges:
  Interest expense.............    17,518     9,719       64,536          1,931           350
  Interest component of rent
    expense....................     4,475     2,831       14,444          8,043         1,382
                                 --------   -------     --------       --------       -------
Total fixed charges............    21,993    12,550       78,980          9,974         1,732
                                 --------   -------     --------       --------       -------
                                 $102,279   $91,631     $139,104       $138,757       $54,568
                                 ========   =======     ========       ========       =======
Ratio of earnings to fixed
  charges......................      4.7x      7.3x         1.8x          13.9x         31.5x
                                 ========   =======     ========       ========       =======


                                         YEAR ENDED SEPTEMBER 30,
                                 -----------------------------------------
                                   1996       1995       1994       1993
                                 --------   --------   --------   --------
Pretax income..................  $122,780   $182,100   $145,468   $108,327
                                 --------   --------   --------   --------
Add fixed charges:
  Interest expense.............     2,094      5,549      4,050      2,376
  Interest component of rent
    expense....................     8,739      5,490      3,060      2,430
                                 --------   --------   --------   --------
Total fixed charges............    10,833     11,039      7,110      4,806
                                 --------   --------   --------   --------
                                 $133,613   $193,139   $152,578   $113,133
                                 ========   ========   ========   ========
Ratio of earnings to fixed
  charges......................     12.3x      17.5x      21.5x      23.5x
                                 ========   ========   ========   ========

                                        2